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                                                                    EXHIBIT 99.1

[COMMUNITY SHORES LOGO]

COMMUNITY SHORES REPORTS Q4 INCREASES IN LOAN LOSS PROVISION

Muskegon, Mich., December 28, 2007 (PRIME NEWSWIRE)--Community Shores Bank Corporation (Nasdaq: CSHB) announced today that it will take an additional provision in the fourth-quarter for the impairment of one commercial (C & I) loan that is part of a $5 million relationship. In addition to the C&I loan, this relationship includes loans collateralized by commercial real estate and one residential construction project. Community Shores is also increasing its reserve allocation for loans to residential real estate and land developers due to deteriorating conditions in the Bank's local market.

The Company estimates its fourth-quarter provision for loan losses to be approximately $1 million. This estimate provides for a specific allocation of $689,000 related to the impairment of the previously-mentioned C & I loan. Additionally, an increased allocation of $100,000 has been made on its $15 million portfolio of residential and land development loans. This allocation reflects management's assessment of the elevated risks within the residential and land development sector, including reduced borrower liquidity and carrying ability, declining real property values, and the weak economic environment. These loans represent sixteen percent of Community Shores Bank's $93 million commercial real estate portfolio and six percent of its total loan portfolio.

The increased provision should lower pre-tax earnings by approximately $0.68 per diluted share when the Company reports it financial results for the 2007 fourth quarter and year-end.

"Conditions in our market necessitate this increased provision. The prolonged slowdown in residential real estate sales has raised concerns about borrower liquidity and the future ability of these borrowers to service debt," said President and CEO Heather Brolick. "At the present time, we believe we are adequately reserved. We continue to actively monitor our loan portfolio and respond to changes in our local economy."

ABOUT THE COMPANY
Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. The Company's stock is listed on the NASDAQ Capital Market under the symbol "CSHB." For further information, please visit the Company's web site at: www.communityshores.com.

FORWARD LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the real estate values; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.